From:	Griffin Land & Nurseries, Inc.	April 9, 2007	Exhibit 99.1
Bloomfield, CT 06002

News Media Contact:
Rubenstein Associates
Peter M. Hamilton (212) 843-8015

________________________________________________________________
For immediate release

Griffin Land & Nurseries releases statement on Department of Labor action

(Bloomfield, CT, and New York, NY, April 9, 2007) -- Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) on behalf of its subsidiary, Imperial Nurseries, issued the following statement as related to a lawsuit filed by the United States Department of Labor.

Monte B. Lake, attorney for Imperial Nurseries and its corporate parent, said:

"We have not yet seen the Department of Labor lawsuit and cannot specifically comment on it. However, in response to an action filed in February in Federal District Court in Hartford by members of the Yale Law School, we have stated previously that Imperial Nurseries had cooperated fully with Department of Labor representatives in their investigation of allegations involving workers engaged by Pro Tree Forestry Services, an independent labor contractor that Imperial Nurseries had retained. Imperial was advised by the DOL that it determined that certain employees of Pro Tree Forestry Services were not being paid the legally required wage.  Imperial was appalled to hear that Pro Tree was not paying its employees appropriately, because it paid Pro Tree well in excess of what they would need to pay their employees in compliance with applicable law. After we became aware of the DOL investigation, Imperial terminated its contract with Pro Tree on June 30.”

About Griffin Land:

Griffin Land & Nurseries, Inc. (Griffin) is engaged in two lines of business: real estate and landscape nursery products. The real estate business (Griffin Land) is involved in the ownership, construction, leasing and management of commercial and industrial properties, and the development of residential subdivisions on real estate owned by Griffin in Connecticut and Massachusetts. Griffin Land's real estate operations are concentrated in the Hartford, Connecticut area. The landscape nursery products business consists of the growing of containerized landscape nursery products for sale principally to retail garden centers, wholesale sales and service centers, whose main customers are landscape contractors, and mass merchandisers. The landscape nursery products business is operated by the Company's wholly owned subsidiary, Imperial Nurseries, Inc. (Imperial).